Exhibit 5.5

HILBURN, CALHOON, HARPER, PRUNISKI & CALHOUN, LTD.

ATTORNEYS AT LAW

SAM HILBURN	ONE RIVERFRONT PLACE - EIGHTH FLOOR	TELEPHONE: (501) 372-0110
KEN F. CALHOON	NORTH LITTLE ROCK, ARKANSAS 72114	FACSIMILE: (501) 372-2029
ERNEST H. HARPER, JR.
JOHN E. PRUNISKI, III
JOHN C. CALHOUN, JR.	POST OFFICE BOX 5551
JAMES M. McHANEY, JR.	NORTH LITTLE ROCK, ARKANSAS 72119
J. MAURICE ROGERS
PAULA JAMELL STOREYGARD
CARROLD E. RAY
SCOTT T. VAUGHN
MARK K. HALTER
MICHAEL E. HARTJE, JR.
RANDY L. GRICE
TRACI H. LaCERRA
LAUREN WHITE HAMILTON
MARY CLAIRE MCLAURIN
SCOTT HILBURN
NATALIE J. DICKSON
LAUREN E. BALLARD
DEBBIE S. DENTON
MARJORIE E. ROGERS

June 26, 2013

The Hertz Corporation

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

Re: Thrifty Insurance Agency, Inc.

Ladies and Gentlemen:

We have acted as special counsel in the State of Arkansas to Thrifty Insurance Agency, Inc., an Arkansas corporation (the “Arkansas Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by The Hertz Corporation, a Delaware corporation (the “Company”), and the subsidiaries of the Company named therein (including the Arkansas Guarantor, the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to $250,000,000 in aggregate principal amount of its 4.250% Senior Notes due 2018 (the “Exchange Notes”), and the issuance by the Subsidiary Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes.

It is our understanding that the Exchange Notes and related Guarantees will be issued under an indenture dated as of October 16, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Indenture”), by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee.  It is also our understanding that the Company will offer the Exchange Notes in exchange for any and all of $250,000,000 in aggregate principal amount of its outstanding 4.250% Senior Notes due 2018 issued on March 28, 2013.

In connection with rendering the opinions referred to below, we have examined copies of the following documents:

(i)             the Registration Statement;

(ii)          the Indenture (including the form of Exchange Notes included as an exhibit to the Indenture), which has been filed with the Commission as an exhibit to the Registration Statement;

(iii)       Articles of Incorporation and Bylaws of the Arkansas Guarantor;

(iv)      a good standing certificate dated as of a recent date with respect to the Arkansas Guarantor;

(v)         resolutions of the board of directors of the Arkansas Guarantor with respect to the filing of the Registration Statement and the issuance of its Guarantee; and

(vi)      a certificate of the assistant secretary of the Arkansas Guarantor, dated as of the date hereof.

We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein.  As to questions of fact material to this opinion, we have, without investigation, or duty to investigate, relied upon representations and warranties of the Company and the Arkansas Guarantor.

In rendering the opinions that follow, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies; (v) the authenticity of the originals of such latter documents; (vi) the due authorization, execution and delivery of all documents by the parties thereto other than the Arkansas Guarantor; (vii) there was no misrepresentation (or omission to state a material fact necessary in order to make any given representation, in the light of the circumstances under which such representation was made, not misleading), fraud or deceit by the Arkansas Guarantor in connection with the authorization, execution and delivery of any document by the Arkansas Guarantor; and (viii) the representations, warranties, covenants and agreements of the Arkansas Guarantor contained in any document supplied by it in connection with the transaction described above, are accurate and complete on and as of the date of this opinion.

We express no, and expressly disclaim any, opinion with respect to the following matters:

(a)         the enforceability of the Guarantees;

(b)         the accuracy or content of the Registration Statement or its compliance with federal or state securities laws; and

(c)          The accuracy or completeness of any financial, accounting or statistical information furnished by the Arkansas Guarantor.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein,

we are of the opinion that:

(i)             the Arkansas Guarantor is validly existing as a corporation and in good standing under the laws of the State of Arkansas;

(ii)          the Arkansas Guarantor has the requisite corporate power and authority to issue its Guarantee of the Exchange Notes pursuant to the Indenture; and

(iii)       the Arkansas Guarantor has, by all necessary corporate action, duly authorized the issuance of its Guarantee of the Exchange Notes pursuant to the Indenture.

We do not express any opinion herein concerning any law other than the law of the State of Arkansas.

No opinions may be implied beyond those expressly stated herein. The opinions herein expressed represent our reasoned judgment as to certain matters of law based upon the facts presented and assumed and are not, nor should they be considered as, a guaranty of any kind. Any liability of Hilburn, Calhoon, Harper, Pruniski & Calhoun, Ltd. and its stockholders, directors, officers, members and employees is hereby expressly limited to the fullest extent possible under ARK. CODE ANN. § 16-114-303 and ARK. CODE ANN. § 16-22-310.

We hereby consent to the filing of this opinion letter as Exhibit 5.5 to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.  Jenner & Block LLP is entitled to rely on the opinions expressed herein.

Very truly yours,

/s/	Hilburn, Calhoon, Harper,
Pruniski & Calhoun, Ltd.

Hilburn, Calhoon, Harper,
Pruniski & Calhoun, Ltd.